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                                                                      Exhibit 12

                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges


                                                                      Year Ended September 30
                                                 -----------------------------------------------------------------
                                                     2003         2002         2001          2000         1999
                                                 ------------- ------------ ------------ ------------- -----------
Income from continuing operations
    before provision for income taxes
    and cumulative effect of
    accounting change                                $126,371    $  94,836    $  89,458     $  56,237     $ 27,299
    per statement of income
Add:
     Portion of rents representative of
       the interest factor                              3,626        3,614        2,917         3,007       3,520
     Interest on debt & amortization
       of debt expense                                 63,660       59,174       47,011        43,823      37,063
                                                 ------------- ------------ ------------ ------------- -----------
        Income as adjusted                           $193,657    $ 157,624    $ 139,386     $ 103,067     $67,882
                                                 ============= ============ ============ ============= ===========
Fixed charges:
     Interest on debt & amortization
       of debt expense (1)                           $ 63,660    $  59,174    $  47,011     $  43,823     $37,063
     Capitalized interest (2)                             623        1,272        1,494             -       3,724
     Capitalized expenses related
       to indebtedness (3)                                  -            -        4,718             -           -
     Rents                                             10,878       10,842        8,752         9,020      10,560
     Portion of rents representative of
       the interest factor (4)                          3,626        3,614        2,917         3,007       3,520
                                                 ------------- ------------ ------------ ------------- -----------
         Fixed charges (1)+(2)+(3)+(4)               $ 67,909    $  64,060    $  56,140     $  46,830     $44,307
                                                 ============= ============ ============ ============= ===========
Ratio of earnings to fixed charges                       2.85         2.46         2.48          2.20        1.53

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